Exhibit 23a
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-46920 on Form S-8 of our report dated July 24, 2009, relating to the financial statements and financial statement schedule of Servidyne, Inc. and subsidiaries appearing in this Annual Report on Form 10-K of Servidyne, Inc. and subsidiaries for the year ended April 30, 2009.
Atlanta, Georgia
July 24, 2009